Exhibit 10.1

GENUINE PARTS COMPANY 2999 Wildwood Parkway SE Atlanta, GA 30339

May 23, 2025

Alain Masse

Email: amasse@uapinc.com

Dear Alain,

It is with pleasure that on behalf of Genuine Parts Company (GPC), I extend an offer to you for the position of President, North America Automotive at our GPC headquarters office in Atlanta, Georgia, effective August 1. While on assignment, you will continue to be an employee of UAP (Home Company) in Canada (Home Country), seconded to Genuine Parts Company (Host Company) in the United States (Host Country).

This assignment is subject to the terms and conditions outlined in this letter and contingent upon the issuance and maintenance of appropriate work authorization documents.

Compensation

Your assignment compensation summary and method of payment summary follows:

Base salary, short- and long-term incentive programs: During your assignment, your annualized gross base salary will be $650,000 USD per your Compensation Summary (page 4). The administration and determination of these compensation elements will be reviewed and adjusted according to company policies and timing.

Eligibility for short-term and long-term incentives (STI and LTI) will continue during the assignment. Your STI target and LTI grant value appear on your Compensation Summary (page 4) and will be aligned with the Company’s established guidelines. Your LTI grant value will consist of 60% Performance Restricted Stock Units (PRSUs) and 40% Restricted Stock Units (RSUs) and follow normal grant vesting requirements.

In addition to your compensation summary, effective August 1, 2025, you will receive a one-time LTI grant with a value of $355,000 USD based on GPC’s stock price on the grant date. The grant will consist of 100% RSUs and follow normal grant vesting requirements.

Method of Payment: You will be paid via U.S. payroll while on assignment to the extent possible and will be subject to U.S. federal and state income taxes. If statutory payments in the home location are required, these may be recovered via reductions in your U.S. payroll.

Benefits

While on assignment, you will continue to be an employee of UAP. As such, you will continue to participate in UAP retirement plans, to the extent possible. In addition, you will continue to participate in the Canada Social Insurance program as allowed by law. Any employee contributions to your UAP retirement plan or Canadian Social Insurance program will be recovered via reductions in your U.S. Payroll.

Additionally, you will be provided Company subsidized global healthcare benefits during your assignment. Appropriate coverage for you and your accompanying spouse will be available for the duration of the assignment. The Company will share with you details of the global policy.

Tax Preparation Assistance

The Company has designated tax consultants to prepare your Host and Home Country tax returns (as applicable). The Company will pay for all reasonable expenses associated with tax return preparation. It will be your responsibility to submit all requested paperwork to the tax provider. Any penalties or interest owing due to late or incomplete submission of information will be your responsibility.

Immigration Assistance

GPC does not support the practice of working in a country for which the expatriate or dependent(s) has/have not obtained appropriate documentation. Therefore, the Company will assist you and your approved accompanying spouse in meeting the necessary immigrations requirements for temporary residence and employment authorization (expatriate only) in the Host Country. International Assignment costs associated with obtaining items such as but not limited to passports, visas, work permits, etc., will be provided/paid for by the Company.

Secondment Duration

This secondment arrangement can be supported for a maximum term of 60 months due to considerations related to tax compliance, retirement plan participation, and immigration regulations. To ensure adherence to these requirements, if it is anticipated that the assignment will extend beyond five years, we will initiate the process of converting your status to a permanent transfer at the beginning of the fourth year to ensure completion by the end of the fifth year.

Relocation Assistance

To assist you with your transition to the Atlanta area, you will be provided the benefits within the GPC Relocation Policy (policy included with the email). Below is a high-level summary of the relocation benefits:

Benefit	Comments
Destination Services	Services provided by Corporate Relocation for the transition

Miscellaneous Expense Allowance	$4,000 USD one-time lump sum

Relocation and Transition Lump Sum	$10,000 USD one-time lump sum intended to cover expenses related to moving expenses

Home Sale Assistance	Marketing assistance program

Home Finding	Assistance with searching for a home

New Home Purchase Assistance	$20,000 reimbursement for closing costs

Household Goods Shipment	Shipment of household goods and personal effects to host location

Temporary Housing*	Three (3) months temporary housing coordinated by Corporate Relocation

*	Benefit in addition to GPC Relocation Policy

Resignation and Termination

If you elect to resign your employment with Genuine Parts Company or are terminated for cause or any reason, all benefits outlined in this letter will cease to apply as of your date of resignation.

Please indicate your acceptance of this offer by signing the acknowledgments below.

ACKNOWLEDGEMENTS:

I acknowledge receiving the following:

•	Compensation Summary

•	GPC Relocation Policy Homeowner (GBO)

Employee’s Initials AM

ENTIRE AGREEMENT:

I accept the offer for the position and acknowledge the contingencies stated above.

/s/ Alain Masse	June 9, 2025
Alain Masse	Date

/s/ Jenn Hulett	June 9, 2025
Company Representative	Date

Best regards,

/s/ Will Stengel
Will Stengel
President and Chief Executive Officer

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